Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of NewPage Holding Corporation of our report dated March 24, 2006, except for Note S, the date of which is April 17, 2006, relating to the financial statements of NewPage Holding Corporation and our report dated December 16, 2005, except for Note Q, the date of which is April 17, 2006, relating to the financial statements of the Printing and Writing Papers Business of MeadWestvaco Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Dayton, OH

April 17, 2006